UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2019

ADVANCED BIOENERGY, LLC
(Exact name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)
000-52421	20-2281511
(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Norman Center Drive Suite 610 Bloomington, MN	55437
(Address of Principal Executive Offices)	(Zip Code)
763-226-2701
Registrant’s Telephone Number, Including Area Code

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of Material Definitive Agreement.

The information set provided under Item 2.01 is incorporated by reference into this Item 1.02.

On December 19, 2019, all amounts outstanding under that certain Master Credit Agreement dated December 29, 2015, as amended (“Master Credit Agreement”) between ABE South Dakota, LLC (“ABE South Dakota”) as borrower and AgCountry Farm Credit Services, PCA as lender (“AgCountry”) were repaid in full. The total amount repaid was approximately $31.0 million, which was repaid from the purchase price from the Asset Sale described below.  ABE South Dakota is a wholly-owned subsidiary of Advanced BioEnergy, LLC (the “Company,” “Advanced BioEnergy” or “ABE”).

Effective upon the repayment, the Master Credit Agreement and all related documents were terminated in accordance with their terms and AgCountry released its security interest in, and liens and mortgages on, all of the properties, rights and assets of ABE South Dakota.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 19, 2019, Advanced BioEnergy, ABE South Dakota and Glacial Lakes Energy, LLC, a South Dakota limited liability company (“Buyer”) closed the previously announced transactions (the “Asset Sale”) contemplated by that certain Asset Purchase Agreement dated August 1, 2019 among the parties (the “Agreement”).

At the closing, ABE South Dakota sold substantially all of the assets related to its business of producing ethanol and co-products, including wet, modified and dried distillers’ grains and corn oil, through its plants located in Aberdeen, South Dakota and Huron, South Dakota to the Buyer.

Under the Agreement, the purchase price was $47.5 million, plus the value of the Company’s inventory at closing, which was approximately $2.3 million. At the closing, Buyer paid to ABE South Dakota a total of $8.3 million in cash, which reflects the purchase price, less the approximately $31.0 million required to repay the Master Credit Agreement obligations, less the amount of certain accrued contract liabilities, less $3.0 million to satisfy certain real estate title objections relating to the Aberdeen plant, and less $4.75 million of the purchase price that was deposited into an indemnity escrow account. The indemnity escrow account will be used to satisfy any of Buyer’s claims for indemnification under the Agreement and any amounts remaining after the eighteen (18)-month anniversary of the closing will be released to the Company. The Company also paid approximately $0.7 million in transaction expenses at closing.

Item 3.03 Material Modification to Rights of Security Holders.

Item 8.01 Other Information.

Upon the closing of the Asset Sale, the Company commenced its liquidation in accordance with the Plan of Liquidation and Dissolution dated August 15, 2019, which was approved by the Company’s members at a Special Meeting of Members held on September 19, 2019 (the “Plan of Liquidation”).

Under the Plan of Liquidation, the Board of Directors of the Company may establish a liquidating trust and distribute assets of the Company to the liquidating trust.  At this time, the Board of Directors of the Company has determined not to establish a liquidating trust.  However, the Company will continue the process of liquidating its assets and winding up the Company otherwise in accordance with the Plan of Liquidation.

The Company’s Board of Directors intends to meet in January 2020 to determine the next steps in the Plan of Liquidation, including the amount and timing of any initial distribution to members, which the Company expects will be in January or February 2020.

In connection with the Company’s liquidation in accordance with the Plan of Liquidation, the Company’s Board of Directors determined that the Company’s transfer records shall be closed from and after the close of business on December 19, 2019. The Board of Directors will not consider and the Company will not record or recognize any transfer of the Company’s units occurring after the close of business on December 19, 2019.

9.01 Financial Statements and Exhibits.

(b)Pro forma Financial Information.

Attached hereto as Exhibit 99.1 is the following pro forma financial information:

(i)	Unaudited pro forma condensed consolidated balance sheet as of September 30, 2019.
(ii)	Notes to unaudited pro forma condensed consolidated balance sheet.

In accordance with Rule 11-02(b) of Regulation S-X, the Company is omitting pro forma condensed consolidated statements of operations due to the limited number of pro forma adjustments required given that the assets sold in the Asset Sale were substantially all of the assets used in the Company’s consolidated operations and following the closing, the Company will not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with the Plan of Liquidation.  A narrative description of the pro forma effects of the Asset Sale on the Company’s operations is provided in Note 1 of the notes to the unaudited pro forma condensed consolidated balance sheet.

Note 3 to the notes to the unaudited pro forma condensed consolidated balance sheet provides an updated summary of the estimated range of the initial distribution.

(d)Exhibits.

Exhibit No.	Description
99.1	Pro Forma Financial Information.
2.1

Asset Purchase Agreement dated as of August 1, 2019 by and among ABE South Dakota, LLC, Advanced BioEnergy, LLC and Glacial Lakes Energy, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K dated August 1, 2019).

2.2

Plan of Liquidation and Dissolution dated August 15, 2019 of Advanced BioEnergy, LLC (incorporated by reference to Annex C to the Company’s definitive proxy statement dated August 27, 2019 for the Special Meeting of Members held on September 19, 2019).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BIOENERGY, LLC

By:	/s/ Richard R. Peterson
Richard R. Peterson President, Chief Executive Officer and Chief Financial Officer

Date: December 26, 2019

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